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                                                                 Exhibit 10.36

                     EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

    This Employment Separation Agreement and Release is made and entered into as of this 10th day of June, 1996, by and between Mark L. Santor, an individual ("Employee") and AccuMed International, Inc. (which, together with its predecessor Alamar Biosciences Laboratory, Inc., its parent, current and former subsidiaries, affiliates, predecessors, successors, assigns, insurers, agents and employees shall hereinafter be collectively referred to as "Employer"), and the parties hereby agree as follows:

    1. Employee has voluntarily resigned from his employment with Employer effective August 30, 1996. During his employment with Employer, Employee will retain the title of Chief Financial Officer and will report to Employer's CEO Peter P. Gombrich. Employee acknowledges that he has resigned as Vice President of Operations effective June 1, 1996 and will resign as a corporate officer and Chief Financial Officer on a date to be specified by the Employer or August 30, 1996, whichever is earlier. Employee will be paid his regular salary and benefits through his last day of employment. It is understood and agreed that Employee may seek other employment opportunities and may, providing Employee keeps the search entirely confidential, upon reasonable (not to exceed thirty days) notice to Employer, change the date of his resignation to an earlier date. Employee will be allowed reasonable time for scheduled outside interviews without reduction of accrued vacation. Employee further acknowledges that any public disclosure of his job search or intention to secure other employment before August 30, 1996, and in particular in this interim time period would be very harmful to the Company, and will exercise every available means to see to it that his


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search remains a confidential matter, notwithstanding disclosure beyond his control from other employees of the Employer.

    2. Employee has Incentive Stock Option agreements with Alamar Biosciences, Inc. and AccuMed International, Inc. and governed by plans dated June 21, 1991, May 22, 1992 and December 29, 1995 and correspondence relating thereto. Notwithstanding the terms of these Incentive Stock Agreements, Employer hereby immediately vests all of the Employee's stock options and extends the expiration dates of all of the options, including any scheduled to expire in 1996, to January 15, 1997. Employer acknowledges that as of this date, Employee has vested options to purchase 106,961 shares (75,000 shares at $1.13 per share, 28,961 shares at $1.39 per share and 3,000 shares at $0.75 per share) of AccuMed stock pursuant to his Incentive Stock Option Agreements with Alamar Biosciences, Inc. Except as provided above, Employee shall have no greater rights pursuant to this Agreement than he had under those Incentive Stock Option Agreements. Provided, however, that notwithstanding the terms of the Incentive Stock Option Agreements, Employee's options must be exercised on or before January 15, 1997, or they will be forfeited, canceled, terminated, and of no further effect, and they may not be exercised thereafter.

    3. Employee will be reimbursed normal business expenses as incurred and approved on expense reports. Employee will be paid $13,998.00 in accrued vacation time, less any accrued vacation time used before August 30, 1996, in three equal amounts; an amount equal to one of third of total ($4,666.00) being payable August 30, 1996, September 30, 1996 and October 31, 1996. Employer hereby immediately forgives


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and considers paid $3,300.00 of the amount due on a $6,600.00 note and any other obligations to the Employer relating to the Employee's 1995 home purchase and/or relocation to the Chicago area. Any other terms and conditions, and balance outstanding, as set for in the note (attached as Exhibit A) will remain in force. If Employee signs this Agreement after it is tendered to him, and signs the Acknowledgment attached as Exhibit B after his employment terminates, and if Employee does not revoke his signatures on this Agreement or the Acknowledgment to this Agreement, Employee will be paid Eight Thousand Seven Hundred Fifty Dollars ($8,750) per month less applicable taxes and deductions for three months on the 15th and the last day of each month, beginning on September 15, 1996 and ending on November 30, 1996. In addition, Employer will continue to pay for Employer's portion of any health, dental and other insurance benefits that Employee now receives, and that Employee is entitled to receive, through November 30, 1996 or until Employee secures other insurance benefits, which ever shall occur first. Employee acknowledges that these payments greatly exceed the amount otherwise due to him, and that they are payments made in consideration for his entering into this Agreement. Employee acknowledges that no further amounts are due for salary, severance, bonus, vacation pay, stock options, pursuant to contract or otherwise. By these payments, Employer does not admit that it has any liability to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission of or evidence of any type of unfair, unlawful, or improper conduct by Employer. Rather, such payment is solely for the purpose of settling forever any claims, actual or potential, which Employee may have or believe he has, with respect to any events


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involving his employment relationship with Employer or the termination of such relationship.

    4. Employee on his own behalf and on behalf of his heirs and assigns, releases, forever discharges and covenants not to sue Employer with respect to all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages and demands whatsoever, including attorney's fees and court costs, in law, equity or before any federal, state or local administrative agency, for, on account of, or in relation to any contract of employment and/or employment relationship between Employee and Employer, or the termination of such relationship, which Employee has or may have as of the date of this Agreement, including but not limited to claims under the Age Discrimination in Employment Act.

    5. Employee agrees that, during his employment with Employer, and for a period of one year after his employment terminates, Employee shall not, either alone or in association with others, directly or indirectly, whether as a proprietor, partner, director, officer, agent, salesperson, consultant or otherwise: (a) solicit or employ or cause or authorize to be solicited for employment any persons who were, at any time within six (6) months prior to the termination of Employee's employment, employees of the Employer; or (b) in any other way divert, take away or interfere with any of the custom, trade, business patronage or employees of the Employer.

    6. Employee acknowledges that he has had access to and been involved in strategic new product planning and development, and that the disclosure of this information to competitors would cause irreparable harm to Employer. Thus, employee


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further agrees that, during the term of his employment, and for a period of one year after his employment terminates, he will not seek or accept employment or consulting work from any company engaged in the development of either microbiology MID/ID panels and/or associated automated reading equipment or cytopathology products involved with automated microscopy and image analysis, including but not limited to Neopath, Neuromedical Systems, Roche Imaging Systems, Cytyc and Compucyte. Employee agrees that he will not retain, use or disclose, directly or indirectly, any of Employer's confidential information. Employee understands and agrees that confidential information includes, without limitation, all new product information, customer lists, customer specifications, customer contact persons, specialized business methods, techniques, computer data, plans and knowledge relating to the business of Employer, advertising, marketing materials and concepts, customer information, methods for developing and maintaining business relationships with clients and prospective clients, prospective customer lists, price lists, payroll and personnel information, cost information and any other confidential information or trade secrets that may have been imparted to Employee by Employer, or which Employee has learned of as a result of his employment with Employer. Employee recognizes that this confidential information is a unique asset of Employer, developed and perfected over a considerable time and at substantial expense to Employer and the disclosure of which may cause injury, loss of profits and loss of goodwill to Employer. Employee agrees to protect the confidentiality and use of all confidential information during his employment and thereafter. Employee agrees to keep all confidential documents in secure locations and not to use or reveal any confidential


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information during the term of Employee's employment except as necessary for the business purposes of Employer. Employee agrees that he will not use, disclose, copy, discuss, or disseminate any of Employer's confidential information.

    7. Employee acknowledges that all papers, financial documents, photographs and apparatus related to the business of Employer, including those prepared or made by Employee, including but not limited to confidential information, new product information, customer lists, records, and marketing materials, shall be and remain at all times the property of Employer. On or before the date his employment terminates, Employee agrees to return to Employer any personal property owned by Employer, including, but not limited to, samples, manuals, schedules, equipment, reports, or files of any kind obtained by and through Employee's employment by Employer, and all correspondence, written memoranda, diagrams, books, computerized data and computer software, records, notebooks, films and other documents, and all copies thereof relating in any way to any confidential information about Employer, whether prepared by Employee or by others.

    8. Employee acknowledges that the services to be rendered to Employer are of a special and unique character. Employee agrees that during the term of his employment, and for one year after his employment terminates, he shall engage in any business as an officer, director, employee, partner, agent, consultant or in any other individual or representative capacity which is engaged in the development of microbiology and/or cytopathology products.

    9.  Employee acknowledges that he is aware that the Company will be


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hiring a Chief Financial Officer to replace Employee.  Employee agrees that due to the special and unique nature of his position of Chief Financial Officer that he is in possession of proprietary information the location and order of which he may be the sole source. Employee further agrees that he will actively participate, work without reservation and put forth his (the Employee's) best efforts to ensure a smooth and orderly transition of all job responsibilities, knowledge, and disclosure of all files, information, documentation and pending matters pertaining to the operation(s) and well-being of the Company. Should the Employee fail to ensure the orderly transition of job responsibilities without any reservation, his termination shall be immediate, with Cause and all provisions of this Agreement shall be null and void.

    10. Employee acknowledges and understands that the terms and conditions of this Agreement are totally conditional upon the Employee conducting himself and exercising the responsibilities of his office in a prudent manner, spending the necessary time to fullfill the requirements of the position and refraining from any derogatory comments or opinions of the Company or its management or any inappropriate behavior of any kind. Should the Employee fail to fulfill these terms and conditions as set forth in this Agreement the Company reserves the right to immediately terminate the Employee, and all terms and conditions contained in this Agreement will be null and void.

    11. Employee states that the provisions of this Agreement are not a hardship to him, that he has employment opportunities in fields other than the development of microbiology and cytopathology products, and that this Agreement will


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not prevent him from obtaining employment.  Employee recognizes that Employer's market is global, and agrees that it this Agreement is reasonable despite the absence of any geographic restriction.

    12. Employee understands that in the event of a violation or attempted violation of the provisions of this Agreement: (a) Employer will suffer irreparable harm to its business for which Employer would have no adequate remedy at law; (b) Employer, in addition to any other remedies available in law or in equity, may seek from any court of competent jurisdiction an order enjoining Employee from any further violations or attempted violations of the provisions of this Agreement or compelling Employee to comply with the provisions of this Agreement; (c) Employee waives any and all rights to contest jurisdiction and venue in the courts of the County of Cook or the Northern District of Illinois over Employee for the purposes of enforcing this Agreement; and (d) Employee shall be liable for all damages resulting from such violations or attempted violations, including but not limited to the Employer's attorney's fees and court costs incurred in seeking to enforce this Agreement.

    13. Employee authorizes Employer to open any mail received by it which is addressed to him, and is not marked "Personal," including but not limited to mail received after the termination of Employee's employment.

    14. Employee acknowledges that the provisions of the Confidential Disclosure Agreement between Employee and Alamar Biosciences Laboratory, Inc., which was entered into on or about August 31, 1989, remains in full force and effect, and reaffirms that he will abide by the terms of that Agreement. A copy of that


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Agreement is attached hereto and made a part hereof as Exhibit C.   Employee
further acknowledges that the provisions of the Trade Secrets and Patent Agreement between Employee and AccuMed International, Inc., which was entered into on or about April 12, 1996, remains in full force and effect, and reaffirms that he will abide by the terms of that Agreement. A copy of that Agreement is attached hereto and made a part hereof as Exhibit D.

    15. Employee agrees not to seek to be hired or rehired by Employer and not to seek to extend the period of his employment or relationship with Employer beyond August 30, 1996, and waives any future employment with Employer. Notwithstanding the foregoing, it is understood and agreed that, upon mutual agreement of Employer and Employee, Employee may enter into a consulting agreement with Employer that is separate from and has no bearing upon this Separation Agreement.

    16. This Agreement is confidential, and Employee will not inform any person of its terms and conditions, except for his immediate family, attorney and those necessary for Employee's compliance with legal requirements.

    17. Employer will respond to any telephone inquiries from prospective employers of Employee with information as to his length of service with Employer, the type of work which he performed, and his level of compensation. Employer will also provide a letter of reference in the form set forth in Exhibit E upon request. Employer will not make any statements to prospective employers which could reasonably be expected to have an adverse impact on Employee's employment opportunities, nor will Employee make any statements which may reasonably be expected to adversely affect the


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business or reputation of Employer.  Employer agrees that its CEO Peter Gombrich will accept telephone calls from prospective employers of Employee and will provide a fair and balanced reference.

    18. Employee understands that the Agreement fully sets forth all separation benefits he will receive from Employer, and it supersedes any previous offers or promises, whether oral or written.

    19. Employee acknowledges that he has fully read this Agreement, understands its terms, has been advised to consult with an attorney prior to signing this Agreement, has been given 21 days to consider this release and its ramifications, has been given 7 days after signing to rescind this Agreement, and is entering into this Agreement knowingly and voluntarily.

                             /s/ Mark L. Santor
                             -----------------------
                             Mark L. Santor



                             ACCUMED
                             INTERNATIONAL, INC.

                             By:/s Peter P. Gombrich
                                --------------------
                                Peter P. Gombrich
                             Its Chairman and CEO


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                                      EXHIBIT B

                                    ACKNOWLEDGMENT

    Employee acknowledges that his resignation was effective on August 30, 1996, and that he agrees to all of the terms of this Employment Separation Agreement and Release.




DATE:
     ----------------        -------------------------
                             Mark L. Santor


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